Exhibit 99.1
SMFStreicher Mobile Fueling, Inc.
800 West Cypress Creek Road, Suite 580
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Richard E. Gathright Chairman and Chief Executive Officer 954-308-4200	Peter Seltzberg Cameron Associates, Inc. 212-245-8800

STREICHER MOBILE FUELING, INC. REPORTS RESULTS
FOR THE THIRD QUARTER ENDED MARCH 31, 2005
AND
ANNOUNCES CONFERENCE CALL TO BE HELD
FRIDAY, MAY 20, 2005 AT 11:00 A.M. ET

Ft. Lauderdale, FL, May 19, 2005 - STREICHER MOBILE FUELING, INC. (NASDAQ: FUEL and FUELW) (the “Company”), a leading provider of integrated out-sourced energy and transportation logistics to the trucking, construction, energy, chemical and government service industries today announced results for the three and nine months ended March 31, 2005.

For the quarter, total revenues increased 44% to $33.1 million on 16.4 million gallons of fuel delivered, compared to $22.9 million on 13.3 million gallons of fuel delivered in the comparable period in 2004. During the quarter ended March 31, 2005, the Company incurred a net loss of $1,349,000, or $0.17 per basic and diluted share vs. a net loss of $465,000, or $0.06 per basic and diluted share in the comparable period in the prior fiscal year.

Richard E. Gathright, Chairman and CEO, commented, “While we consider the acquisition of Shank Services to be a highly positive development for the Company, both near term and long term, the closing of the transaction materially contributed to the third quarter net loss. The Company incurred accelerated depreciation expense, interest expense on acquisition debt financing (including expense prior to closing the acquisition), incremental general and administrative expenses and administrative costs of integrating the new businesses. Moreover, to facilitate the further integration of Shank Services as well as future acquisitions, and to improve the overall operating performance of the Company, we have begun investing in our corporate infrastructure by adding key personnel, expanding our marketing and sales programs and redesigning our accounting and information technology operating systems.”

The financial impact of the expenses for the Shank acquisition and the corporate infrastructure initiatives on the Company’s third quarter results is discussed below in the section titled “Net Loss” and is further summarized in the following table for clarification.

Non-GAAP Measure Reconciliation of the several components of the third quarter’s net loss:

		Amount	Percentage
Loss, not including expenses directly related to the Shank Services acquisition and write-off of accounting and information software		$541,000	40.1%

Expenses related to the Shank Services acquisition and integration:
Accelerated depreciation expense related to excess equipment abandonment for acquisition re-routing integration	297,000
General and administrative expenses	125,000
Integration administrative costs	40,000
Sub-total	462,000

Interest expense for 2005 Notes	182,000	644,000	47.7%

Accelerated depreciation expense and write-off of accounting and information software for changes in technology infrastructure		164,000	12.2%

Net loss		$1,349,000	100%

Mr. Gathright continued, “While the loss for the quarter was $1,349,000, we incurred non-cash expenses of $1,013,000, cash interest expense of $342,000 and $165,000 of cash expenses for the Shank Services acquisition and integration. The Company’s financial performance in its core mobile fueling operations during the third quarter was negatively impacted by increased operating costs relating to the hiring and retention of qualified drivers; the timing of major repairs and maintenance; higher public company costs; higher fuel prices for running fuel and a slower closure rate than expected for new mobile fueling business in the quarter. However, we believe that the Company will be able to improve its operating margin in response to higher costs and that strong opportunities exist to profitably expand mobile fueling services. We also expect that the corporate infrastructure initiatives commenced in the third quarter will improve operational performance and reduce the fixed cost of conducting our business.”

“The closing of the Shank Services acquisition in the third quarter is the first of many steps that the Company intends to take in its strategy to grow through acquisitions, diversify and broaden its geographic reach. We continue to actively seek growth, diversification and operating efficiencies through acquisitions such as Shank Services which added bulk fuel distribution, petroleum product lubricant packaging and distribution, and heavy and ultra-heavy haul transportation services to the services we offer. We have identified several acquisition targets which we believe would strengthen our asset base and be accretive to future earnings. We are pursuing these acquisitions in a deliberate and prudent manner and believe that, like the Shank Services transaction, such acquisitions can be acquired at attractive earnings multiples and that the purchase multiple can be reduced through effective integration and improved management.”

“The $5.2 million purchase price for Shank Services was based on a multiple of four times a $1.3 million annualized projected EBITDA (projected earnings before interest, taxes, depreciation and amortization - a non-GAAP measure). We believe that projected cost reductions from more effective bulk fuel purchasing, lower insurance premiums, improved delivery scheduling, decreased equipment rentals and better utilization of operations personnel and equipment could add $500,000 in post integration annualized Shank Services business EBITDA to the $1.3 million annualized projected EBITDA. These savings, together with increasing sales volumes from a consolidated Company operation are expected to provide a positive impact on future cash flows and earnings. In addition, the Shank Services acquisition is projected to add almost $40 million in annualized revenue to our projected annual base of approximately $125 million.”

Mr. Gathright concluded, “While the Company expects that it will require additional capital to execute its acquisition and diversification strategy, our balance sheet remains strong. We have today cash and credit availability of $8.9 million and our working capital at the end of the quarter was roughly $5.8 million. We will continue to prioritize the balancing of our debt/equity structure to minimize debt service obligations while maximizing cash flow to fund expansion and generate returns for shareholders.”

REVENUES
For the quarter and nine-month period ended March 31, 2005, the Company’s total revenues were $33.1 million and $91.6 million, respectively, on 16.4 million and 46.4 million gallons of fuel delivered, respectively, compared to total revenues of $22.9 million and $63.5 million and 13.3 million and 40.3 million gallons of fuel delivered, respectively, in the prior year quarter and nine-month period. The 44% increase in revenues in both the quarter and nine-month periods relates primarily to the increase in volumes delivered and higher fuel prices as well as revenues from the Shank Services acquisition. Because the Shank Services acquisition was effective February 18, 2005, the full extent of its continuing impact on the Company’s total revenues is not reflected in the third quarter revenues. For the Company’s most recent fiscal year ended June 30, 2004, total revenues were $90 million. Shank Services’ total revenues were $36.5 million for its fiscal year ended December 31, 2004, as reported in the Company’s May 10, 2005 Form 8-K/A.

GROSS PROFIT AND OPERATING (LOSS) INCOME
In the quarter ended March 31, 2005, gross profit and the operating loss increased over the prior quarter by $66,000 and $710,000, respectively. The increase in gross profit resulted from higher margins generated from services provided and the increase of 3.1 million gallons of net new business, including a gross profit contribution from Shank Services’ business of $199,000. Gross profit was reduced during the quarter by accelerated depreciation expense of $297,000 related to the abandonment of 12 units of excess equipment from the reevaluation and integration of fleet re-routing following the Shank Services acquisition. During the quarter, the operating loss was also increased by higher selling, general and administrative expenses of $776,000, including increased credit card fees of $117,000; accelerated depreciation and write-down of accounting and information software of $164,000; $125,000 in general and administrative expenses and $40,000 in initial integration costs incurred in connection with the Shank Services acquisition; Shank Services’ selling, general and administrative expenses of $251,000; increased payroll expenses and higher professional fees related to public company reporting.

Gross profit for the nine-month period ended March 31, 2005, increased by $1,414,000 compared to the same period last year. Of the increase in gross profit, $1,114,000 resulted from higher margins generated from the services provided, including the emergency response services related to the four hurricanes impacting parts of Florida and the southeastern United States. The remaining $300,000 of the gross profit increase resulted from 6.1 million gallons of new business which generated $398,000 and $199,000 from Shank Services’ operations, which amounts were partially offset by $297,000 in accelerated depreciation expense related to the write-down and accelerated depreciation for equipment abandonment after the reevaluation of the fleet utilization requirements following the Shank acquisition.

Notwithstanding the increase in gross profit for this year’s nine-month period, operating income decreased by $289,000 compared to the same period last year due to the $297,000 in accelerated depreciation expense related to the Shank Services acquisition discussed above and an increase of $946,000 in selling, general and administrative costs over last year. The higher selling, general and administrative costs related to the write-down and accelerated depreciation of computer software of $164,000 on account of infrastructure enhancements to support current and future acquisitions; higher credit card fees of $117,000; $125,000 in general and administrative expenses and $40,000 in initial integration costs incurred in connection with the Shank Services acquisition; the added selling, general and administrative costs for Shank Services of $251,000; and overall higher public company reporting expenses.

In addition, the prior year’s operating income for the nine months included a $757,000 gain from the extinguishment of debt. If this gain were excluded, the Company’s nine months operating income would have been $468,000 higher than last year, notwithstanding $462,000 of additional costs associated with the Shank Services acquisition and $164,000 relating to the Company’s infrastructure improvements which reduced operating income.

NET MARGIN PER GALLON
For the quarter and nine-month period ended March 31, 2005 and 2004, the Company’s net margin per gallon improved to 10.1 and 11.7 cents per gallon compared to 9.4 and 9.3 cents per gallon, respectively. This increase resulted from the continued acceptance in the marketplace of higher margins for the existing services provided by the Company and the 3.1 million and 6.1 million gallons of net new business added during the quarter and nine-month period ended March 31, 2005, respectively.

NET LOSS
The Company's net loss of $1,349,000, for the quarter reflects an increase of approximately $291,000 in payroll, running fuel, repairs and maintenance; $297,000 in accelerated depreciation for the abandonment write-down of 12 units of excess equipment related to the reevaluation of the fleet routing schedules following the Shank Services acquisition; higher sales and marketing expenses of $235,000, including $117,000 of credit card fees; $125,000 in general and administrative expenses and $40,000 in initial integration costs incurred in connection with the Shank Services acquisition; and overall higher public company reporting expenses; accelerated depreciation and write-down of accounting and information software of $164,000 related to the write-off of software costs for replacing, redesigning and upgrading accounting and information tools and acceleration of depreciation for the shortened useful lives; higher interest expense of $182,000, primarily related to the Company’s 2005 Notes, the proceeds of which were partially used to acquire Shank Services;

EBITDA
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a key indicator used by management and the financial community to gauge financial performance of the actual operations of a business without considering the impact of non-cash charges for equipment aging, debt financing expenses, and income taxes. EBITDA isolates actual financial performance of operations independent of the utilization of its capital resources, level of debt financing and the tax impact on business operations. The Company’s EBITDA decreased by $213,000 to $(2,000) from $211,000, or a 101% decrease, in the current quarter compared to the same quarter in the prior year. A Non-GAAP EBITDA Measure Reconciliation table is set forth below.

Non-GAAP Measure EBITDA Reconciliation:

	Three-Month Periods Ended		Nine-Month Periods Ended
	3/31/2005	3/31/2004	3/31/2005	3/31/2004

Net loss	$(1,349)	$(465)	$(1,235)	$(641)
Add back:
Interest expense	342	245	837	690
Non-cash interest expense	185	100	465	299
Depreciation and amortization:[1]
Cost of sales	611	283	1,143	853
Sales, general, and administrative	217	48	310	145
Less - interest income	8	--	8	--
EBITDA	$(2)	$211	$1,512	$1,346

[1]	Includes depreciation related to the write-down of excess equipment abandoned after fleet rerouting integration post the acquisition and accelerated depreciation and write-off for computer software for changes in infrastructure technology totaling $461,000

The EBITDA decrease primarily related to the higher direct operating, selling, general and administrative expenses and the Shank Services general and administrative expenses and initial integration costs incurred in connection with the acquisition, all totaling approximately $691,000 which were incurred during the quarter as follows:

Operating expenses	$291,000
Sales and marketing expenses	235,000
Shank acquisition general and administrative expenses	125,000
Shank initial integration administrative costs	40,000
$691,000

For the nine-month period ended March 31, 2005, the Company’s EBITDA improved by $166,000 to $1,512,000 from $1,346,000 or a 12% increase compared to the same nine-month period in the prior year. The prior year nine-month period EBITDA also included the $757,000 gain on extinguishment of debt.

CONDENSED CONSOLIDATED BALANCE SHEET

(All amounts in thousands of dollars)

	March 31, 2005	June 30, 2004
	(Unaudited)
ASSETS
Current assets	$17,549	$11,584
Property, plant and equipment, net	9,582	7,602
Other assets, net	1,147	832
	$28,278	$20,018

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$11,719	$9,112
Long-term debt, net	9,672	5,558
Stockholders’ equity	6,887	5,348
	$28,278	$20,108

WORKING CAPITAL	$5,830	$2,472

SELECTED INCOME STATEMENT AND FINANCIAL DATA

(All amounts in thousands of dollars, except share and volume data)

	Three-Month Periods Ended		Nine-Month Periods Ended
	(Unaudited)		(Unaudited)
	3/31/2005	3/31/2004	3/31/2005	3/31/2004

Total revenues	33,083	22,906	91,639	63,458
Gross profit	1,042	976	4,286	2,872
Operating (loss) income [1]	(830)	(120)	59	348
Net loss	(1,349)	(465)	(1,235)	(641)
EBITDA [1,2,5]	(2)	211	1,512	1,346

Basic and diluted net loss per share	(0.17)	(0.06)	(0.16)	(0.09)

Basic and diluted weighted average shares outstanding	7,812,651	7,248,460	7,524,672	7,248,408

Depreciation and amortization [3]	828	331	1,453	998

Gallons sold in thousands	16,402	13,315	46,350	40,332
Average net margin per gallon (in cents) [4]	10.1	9.4	11.7	9.3

[1]	Includes in the nine-month period ended 3/31/2004, a $757,000 gain on extinguishment of debt during the first quarter ended 9/30/2003
[2]	Earnings before interest, taxes, depreciation and amortization
[3]	Depreciation and amortization included in cost of sales was $611,000, $283,000, $1,143,000 and $853,000 for the respective periods
[4]	Net margin per gallon equals Gross profit plus cost of sales depreciation and amortization divided by number of gallons sold
[5]	See non-GAAP measure EBITDA Reconciliation Table on page 5

CONFERENCE CALL
 Management will host a conference call on Friday, May 20, 2005 at 11:00 A.M. ET, to further discuss the results of the Company’s third fiscal quarter which ended March 31, 2005. The conference call will be available via teleconference by dialing 800-706-7745 (domestic) or 617-614-3472 (international), using Pass Code 35678936. There will also be a web-cast over the Internet at www.streetevents.com, www.fulldisclosure.com and www.mobilefueling.com. An audio digital replay of the call will be available from Friday, May 20, 2005, at 1:00 P.M. ET until Midnight ET on May 27, 2005, by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using Pass Code 16050208. A web archive will be available for 30 days at www.streetevents.com, www.fulldisclosure.com and www.mobilefueling.com.

About Streicher Mobile Fueling, Inc.
The Company provides commercial mobile and bulk fueling, lubricant and fuel management services for vehicle and equipment fleets, as well as short and long distance specialized heavy and ultra-heavy hauling transportation and fueling services. Its energy solutions and fueling alternatives which include the use of the Company’s proprietary electronic fuel tracking system assist fleet managers in containing the cost of operating their equipment, and alleviate security and environmental concerns associated with off-site refueling and on-site storage. The Company conducts operations from 20 locations serving metropolitan markets in California, Florida, Georgia, Maryland, North Carolina, Pennsylvania, Tennessee, Texas, Virginia and Washington, D.C.

Forward Looking Statements
This press release includes "forward-looking statements" within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future diversification or expansion plans of the Company, anticipated cost savings from integration of the Shank Services business and potential improvements in the EBITDA of the Shank Services business are all “forward looking statements” which should not be relied upon. Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time. Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. There are numerous risks and uncertainties which could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Certain Factors Affecting Future Operating Results” section of the Company’s Form 10-K for the year ended June 30, 2004.